EXHIBIT 99.1

IDT Reports Record Revenues for First Quarter Fiscal 2005

•	13th Consecutive Quarter of Record Revenues

•	Consolidated Gross Margins Highest in 6 Years

•	IDT Entertainment Adds Management Talent

NEWARK, N.J. — December 8, 2004 —IDT Corporation (NYSE: IDT, IDT.C) today reported record quarterly revenues of $629.7 million for the first quarter of its fiscal 2005, the three months ended October 31, 2004. First quarter revenues increased 22.7% versus the first quarter of fiscal 2004’s revenues of $513.1 million and 3.0% over the prior quarter’s $611.2 million. Consolidated gross margins of 25.4% were the highest recorded in six years.

First quarter of fiscal 2005’s net loss was $11.7 million, or ($0.12) per share, as compared to a net loss of $14.0 million, or ($0.17) per share, in the first quarter of fiscal 2004 and to a net loss of $23.3 million, or ($0.25) per share, in the fourth quarter of fiscal 2004.

As of October 31, 2004, cash, cash equivalents and marketable securities stood at $999.6 million, including $125.8 million held by Net2Phone.

Loss from operations for the first quarter of fiscal 2005 was $11.9 million, compared to losses from operations of $18.4 million and $29.0 million for the first quarter of fiscal 2004 and the fourth quarter of fiscal 2004, respectively.

The following table summarizes the operating performance of IDT’s business segments1:

	Revenues			Income (Loss) from Operations
$ millions	Q1 ‘05	Q4 ‘04	Q1 ‘04	Q1 ‘05	Q4 ‘04	Q1 ‘04
IDT Retail Telecom	$411.0	$411.7	$329.4	$20.6	$21.6	$26.4
IDT Wholesale Telecom	129.2	128.9	125.6	(4.9)	(5.0)	(4.1)

IDT Telecom Total	540.2	540.6	455.0	15.7	16.7	22.3
IDT Entertainment	60.4	30.7	12.1	4.6	(1.2)	(0.7)
Voice over IP	18.1	19.7	19.0	(7.8)	(6.5)	(7.6)
IDT Solutions	4.4	13.7	21.3	(9.3)	(21.6)	(20.1)
IDT Capital	6.6	6.6	5.8	(2.9)	(5.8)	(1.3)
Corporate	—	—	—	(12.2)	(10.5)	(11.0)

Total IDT	$629.7	$611.2	$513.1	$(11.9)	$(29.0)	$(18.4)

“We significantly improved our gross margins company-wide and narrowed our loss this quarter,” said Jim Courter, CEO. “Our bottom line reflects considerable progress in putting the losses from IDT Solutions behind us, an impressively strong first quarter for IDT Entertainment and solid performance from IDT Telecom’s businesses. IDT Telecom is investing now to reap rewards in the future.”

RESULTS OF OPERATIONS

IDT Telecom

Revenues for our IDT Telecom division for the first quarter of fiscal 2005 increased 18.7% year-over-year and were virtually flat when compared to the fourth quarter of fiscal 2004. The year-over-year revenue increase was driven by gains across all major lines of business, particularly in consumer phone services and calling cards. Sequentially, a slight decrease in calling card revenues from the record high levels of fiscal 2004’s fourth quarter was offset by increases in our consumer phone service and wholesale telecom sales.

Gross margins, at 24.2%, reached their highest level since the fourth quarter of fiscal 2002, increasing 240 basis points from last year’s first quarter, and 80 basis points from Q4. When compared to the first quarter of fiscal 2004, gross margins for wholesale carrier and consumer phone services narrowed, while calling card margins were virtually unchanged. Thus, the improvement in IDT Telecom overall gross margin was due to the shift in revenue mix toward consumer phone services and calling card revenues, which have higher gross margins than do our wholesale carrier operations. On a sequential basis, the improvement in gross margins resulted from higher gross margins for both calling cards and consumer phone services, coupled with a shift in mix toward consumer phone services.

Selling, general and administrative (SG&A) expenses for IDT Telecom were $95.5 million in the first quarter, representing increases of 55.0% and 7.1% from the levels recorded during fiscal 2004’s first and fourth quarters, respectively. The increases in SG&A expenses were due to several factors, including:

•	Sharply higher sales, marketing and other related expenses, resulting from the launches, and subsequent growth, since the first quarter of fiscal 2004, of our consumer phone services businesses in both the U.S. and the U.K;

•	Increased headcount, relating to our ongoing geographic expansion, as well as the growth of our consumer phone services businesses. The majority of the headcount increase has taken place outside the U.S., particularly in Western Europe, Russia, Asia, and Latin America. Employees based outside of the U.S. now account for 43.6% of IDT Telecom’s overall headcount, reflecting our strategic expansion into international markets with higher growth potential; and

•	Significant investments into the development of new businesses, in both the U.S. and abroad. These businesses, which have not yet contributed materially to our revenues, include both telecom and non-telecom products and services marketed to our existing retail and wholesale customer bases, as well as the development of next-generation technology-driven products.

IDT Telecom’s income from operations for the first quarter was $15.7 million, 29.4% lower than in the prior year period, and a 5.5% drop from fiscal 2004’s fourth quarter, primarily resulting from higher SG&A expenses incurred in the continuing expansion of our business.

IDT Telecom minutes of use for the first quarter of fiscal 2005 increased 23.4% year-over-year to 5.885 billion minutes from 4.768 billion minutes, and increased slightly from fiscal fourth quarter 2004’s 5.849 billion minutes. Most of the year-over-year gain was due to growth within our U.S. calling card business. In November, IDT Telecom was ranked as the world’s third largest carrier of international voice traffic, trailing only AT&T and MCI, according to the annual Telegeography Report.

IDT Telecom Line of Business Detail1

	Revenues			Gross Profit Margin
$ millions	Q1 ‘05	Q4 ‘04	Q1 ‘04	Q1 ‘05	Q4 ‘04	Q1 ‘04
Calling Cards	$326.3	$333.2	$292.1	22.7%	22.4%	22.6%
Consumer Phone Services	84.8	78.5	37.2	51.8%	49.3%	52.2%

Total Retail	$411.1	411.7	329.4	28.7%	27.6%	26.0%
Wholesale	129.2	128.9	125.6	10.2%	10.3%	11.0%

Total Telecom	$540.2	$540.6	$455.0	24.2%	23.4%	21.8%

Retail Telecom

Retail Telecom revenues for the first quarter increased 24.8% year-over-year to $411.1 million, and were essentially unchanged from the fourth quarter of fiscal 2004. Income from operations for the first quarter was $20.6 million, a 21.9% decline year-over-year and a 4.7% decline from the fourth quarter.

•	Calling card revenues were $326.3 million in the first quarter of fiscal 2005, an 11.7% increase from the $292.1 million of revenue generated in the first quarter of fiscal 2004 and 2.1% lower than the $333.2 million of revenue recorded in the fourth quarter. In the prior quarter, a 19.9% sequential revenue increase was driven primarily by strong gains in the United States. Several new, aggressively priced cards, which we launched during the third quarter of fiscal 2004 were responsible for the revenue gain in the fourth quarter. As fiscal 2005 began, we shifted our focus to improving margins in our major U.S. markets, and as price increases were implemented on several cards, we witnessed improved margins, accompanied by a slight, anticipated decline in revenues. These margin gains were partly offset by narrower margins in our European calling card business, owing to continued pricing pressure in some of our more mature markets, such as the U.K. and Spain. Our calling card operations in Latin America and Asia continued to post healthy revenue gains during the quarter, although these increases had a limited impact on our overall calling card revenue, due to their relatively small size, when measured in absolute dollars. However, looking toward the latter part of fiscal 2005 and beyond, we anticipate that these new markets will be major growth drivers for our global calling card business.

•	Consumer phone services generated revenues of $84.8 million in the first quarter of fiscal 2005, more than double the $37.2 million of revenues recorded in the year-ago period and up 8.0% from the $78.5 million of revenues recorded in the fourth quarter of fiscal 2004. The customer base for America Unlimited, the IDT calling plan which features unlimited local and long distance calling within the United States for a fixed monthly rate, grew to approximately 302,000 by October 31, 2004. The service is offered in 13 states. In addition, we had approximately 374,000 long distance-only customers at October 31, 2004, and our Toucan consumer phone product in the United Kingdom continues to build its customer base. Consumer phone services recorded gross margins for the first quarter of 51.8%, compared to margins of 52.2% in the first quarter of fiscal 2004, and 49.3% in last year’s fourth quarter.

Retail Telecom gross margins for the first quarter of fiscal 2005 improved 110 basis points sequentially to 28.7% and increased 270 basis points from last fiscal year’s first quarter’s 26.0%. The increased percentage of consumer phone services in the overall Retail Telecom product mix was responsible for the margin improvement year-over-year. The sequential quarterly improvement in gross margins resulted primarily from stronger calling card and consumer phone services margins.

Wholesale Telecom

During the first quarter of fiscal 2005, Wholesale Telecom achieved revenues of $129.2 million, 2.8% higher than the year-ago quarter’s $125.6 million, and virtually unchanged from the revenues recorded during the fourth quarter of fiscal 2004. In comparing the first quarter’s results with those of both the prior year quarter and the most recent quarter, increased minutes volumes were largely offset by lower per-minute price realizations.

Wholesale Telecom gross margins were 10.2% in the first quarter, down from 10.3% in the fourth quarter, and 11.0% in last year’s first quarter. The reduction in margins was the result of the decline in per-minute price realizations.

IDT Entertainment

IDT Entertainment revenues were $60.4 million for the first quarter of fiscal 2005, compared to $30.7 million in the fourth quarter of fiscal year 2004 and $12.1 million in the first quarter of fiscal 2004. The 96.6% increase in sequential revenues was primarily due to seasonal factors in our video distribution business. Generally, our fiscal first quarter is the strongest for our video distribution business due to Halloween-related sales, followed by increased orders from retailers in preparation for the holiday shopping season. In addition, revenues were particularly weak in our fiscal 2004 fourth quarter because of temporary operational disruptions in our video distribution business caused by the transfer of certain of our fulfillment and logistical functions to Fox Home Entertainment, our new strategic outside service provider. Most of the dramatic increase in revenues as compared with the year-ago period was a direct result of several acquisitions, particularly the December 2003 acquisitions of Anchor Bay Entertainment and Mainframe Entertainment, and the June 2004 acquisition of Manga Entertainment. We continue to expect fiscal 2005 revenues approaching $200 million for IDT Entertainment.

IDT Entertainment’s income from operations was $4.6 million in the first quarter of fiscal 2005, compared to a loss from operations of $1.2 million in the fourth quarter of fiscal 2004 and an operating loss of $0.7 million in the year-ago period. The substantial increase in income from operations is largely due to the inclusion and growth of our distribution businesses, which have significantly higher margins than our contract production work.

Anchor Bay’s top revenue generators during the first quarter of fiscal 2005 were Dawn of the Dead, 21 Jump Street, Silk Stalkings, and Thomas the Tank Engine. Manga’s top revenue generator was the Ghost in the Shell franchise, which has been selling well partly as a result of DreamWorks’ theatrical release of Ghost in the Shell: Innocence as well the television premier of Ghost in the Shell: Stand Alone Complex on Cartoon Network.

IDT Entertainment’s strategy for growth is twofold: production of proprietary CG animated films to be released theatrically, and continued investment in film properties (including original productions) and new video licenses for retail distribution. Although IDT Entertainment expects to derive significant benefits from equity stakes in some of its productions, revenues in the near term will be primarily generated by its licensing and video distribution businesses, which market such sought-after titles as Highlander, Thomas the Tank Engine, Xena, and Ghost in the Shell and by production service contract work including the Emmy award winning shows The Simpsons and King of the Hill and other well-known properties like Barbie and Inspector Gadget.

IDT Entertainment is pleased to announce the appointment of Janet Healy to the post of President of Animation Production. Ms. Healy is a career motion picture producer with thirty years of production experience, the last twenty focused on animation and high-end visual effects. As Head of Digital Production at DreamWorks Animation, she was a producer of the CG animated film Shark Tale, which grossed over $300 million at the box office worldwide. She also oversaw the transformation of DreamWorks’ 2D animation facility into a state-of-the-art 3D animation studio. Ms. Healy was responsible for the hiring, training and supervision of over 180 digital artists. She developed and implemented all-new production procedures and the cutting-edge pipelines necessary for the manufacture of high quality CG feature films. Prior to joining DreamWorks, Ms. Healy was Head of Digital Production at Walt Disney Feature Animation, where she oversaw digital production on all Disney animated features, including Mulan, Tarzan, Dinosaur, Fantasia 2000, and Atlantis. Before joining Disney, Ms. Healy was Senior Producer at Industrial Light and Magic, working on visual-effects-intensive films such as Casper, Jurassic Park, Hook, Terminator 2, Ghostbusters II, and Willow. As IDT Entertainment’s President of Animation Production, Ms. Healy is now responsible for overseeing all of our animation studios worldwide, ensuring the most efficient integration of the studios and harmonization of production processes.

Through its Toronto-based animation studio, DKP Effects, IDT Entertainment is producing Yankee Irving, the CG animated feature film that was being directed by the late Christopher Reeve until his recent passing. The production is progressing on budget and on schedule for its estimated completion in early 2006. Producer and Co-director Ron Tippe has taken over the responsibility of turning Mr. Reeve’s vision into reality. Mr. Tippe is best known for his role as an animation producer for the Warner Brothers animated film Space Jam, which earned him a 1997 Annie Award nomination for Best Individual Achievement. In addition, Mr. Tippe worked on the production team of the hugely popular 2001 DreamWorks film Shrek. He began his animation career with Disney in 1994, serving as managing director of the Disney animation studio in Paris.

In a venture that illustrates the complmentary nature of IDT Entertainment’s production and distribution capabilities, we recently announced that IDT Entertainment’s New Arc Entertainment division has teamed with Industry Entertainment and Nice Guy Productions to produce the Masters of Horror series - an anthology that is uniting the directors of some of the scariest movies in the horror genre. The deal calls for New Arc to produce the series for a minimum of 13 one-hour films. Anchor Bay will distribute all video releases domestically, while IDT Entertainment Sales will serve as the worldwide distributor for the series. Directors involved in this exciting project include John Carpenter (Halloween, The Thing), Joe Dante (The Howling, Gremlins), Mick Garris (Riding the Bullet, The Stand), Stuart Gordon (The Re-Animator), Tobe Hooper (Texas Chainsaw Massacre, Poltergeist) and John Landis (An American Wererwolf in London), among others. While some of the Masters will be directed from the directors’ own screenplays, others will draw from a roster of celebrated writers also expected to participate in the anthology.

IDT Entertainment Sales was formed in June 2004 to handle distribution of content produced by IDT Entertainment outside the areas served by Anchor Bay and Manga. It also acquires programming for distribution to television producers worldwide.

Voice over IP

IDT’s Voice over IP business segment consists primarily of our interest in Net2Phone, which is a separate publicly held corporation whose common stock is quoted on the NASDAQ National Market under the symbol “NTOP.” Net2Phone is subject to the reporting requirements of the Securities Exchange Act of 1934. Net2Phone issued a press release with respect to its results for the first quarter of fiscal 2005 ended October 31, 2004, on December 7, 2004. Set forth below is a brief description of Net2Phone’s results as they are consolidated into IDT’s results. Primarily because of the elimination of intercompany transactions in IDT’s consolidated results, Net2Phone’s independently reported results of operations differ from those reported in IDT’s consolidated results. For further information with respect to Net2Phone, please refer to the above-referenced press release and other Net2Phone press releases, Net2Phone’s Annual Report on Form 10-K, and prior and subsequent reports and other information filed by Net2Phone from time to time with the Securities and Exchange Commission. None of such releases, reports or information is incorporated into this release and such releases, reports and information do not form a part of this release.

Voice over IP loss from operations was $7.8 million on revenues of $18.1 million in the first quarter of fiscal 2005, compared to a loss from operations of $7.6 million on revenues of $19.0 million in the first quarter of fiscal 2004 and a loss from operations of $6.5 million on revenues of $19.7 million recorded in the fourth quarter of fiscal 2004. Key developments during the first quarter were:

•	Net2Phone has announced multi-year production agreements with Bresnan Communications, Coditel Belgium, Coditel Luxembourg, EST Videocommunication, and Millennium Digital Media. With these new agreements, Net2Phone will enable service providers to deliver telephony to more than 1.9 million homes in their franchises. These operators expect to launch Net2Phone service in their markets within the next several months.

•	Net2Phone had more than 10,000 broadband telephony subscribers as of October 31, 2004.

IDT’s net loss for the first quarter of fiscal 2005 includes only its approximately 16.1% percent ownership stake in Net2Phone during the quarter. An adjustment to record the share of Net2Phone’s net loss attributable to the other shareholders of Net2Phone has been made in ‘minority interests.’

We are currently in discussions with Liberty Media to acquire all of its direct and indirect interests in Net2Phone. If such a transaction is consummated, we will extend our control over Net2Phone, increasing our stake in Net2Phone to approximately 41.2% of the equity and a majority of the voting power of Net2Phone. Should the transaction be consummated, Liberty Media will continue to participate in Net2Phone’s success through its investment in IDT. Pending the outcome of negotiations with Liberty Media, we have entered into an agreement to extend our control of Net2Phone through December 31, 2004. The current proposal is to purchase the Net2Phone shares owned or controlled by Liberty Media in exchange for approximately 3.75 million shares of IDT Class B common stock, which would increase Liberty Media’s stake in IDT’s equity to approximately 17%. There is no assurance that a definitive agreement will be reached, or that any additional extensions will be agreed to, by the parties.

IDT CONFERENCE CALL INFORMATION

In connection with this release of quarterly results, IDT will be hosting a conference call tomorrow, December 8, 2004, for analysts, investors and the general public, at 8:00 AM Eastern Time.

To access the call from the U.S., dial 1-866-594-2183. For international callers, the dial-in number is 1-973-935-8583.

No pass code is required. A replay of the teleconference will be available for one week after the conference call at 1-877-519-4471, passcode #5452265 for domestic callers, or 1-973-341-3080, passcode #5452265 for international callers.

Alternatively, interested participants may access a webcast of the conference call by visiting the IDT Website, at www.idt.net. A direct link to the call will be placed on the website. Listening to the webcast of the call will require Windows Media software. Please allow at least 15 minutes to download the necessary audio software prior to the call. An archived copy of the call will be available at the IDT Website in the Investor Relations section’s Presentations for at least six months after the call.

A copy of this press release and additional financial and statistical information presented during the conference call (including a reconciliation of non-GAAP financial measures that may be discussed during the conference to the most comparable GAAP measure) will be available on IDT’s website at www.idt.net in the Investor Relations section’s News Library, Presentations and Financial sections.

ABOUT IDT CORPORATION

IDT Corporation is a multinational telecommunications, entertainment and technology company. IDT’s primary telecommunications offerings are prepaid and rechargeable calling cards, wholesale carrier services and consumer local and long distance phone services. IDT’s entertainment business is comprised of complementary operations and investments that enable IDT to acquire, develop, finance, produce and distribute animated and other entertainment content. IDT also operates various media-related businesses including brochure distribution and radio operations.

IDT conducts its business primarily through the following operating divisions:

IDT Telecom. IDT Telecom is IDT’s largest operating division, offering retail and wholesale telecommunications services. IDT Telecom offers its retail customers calling cards, consumer long distance, local and bundled phone services and wireless services. In its calling card operations, IDT Telecom focuses on traditionally underserved segments of the market. IDT Telecom offers wholesale services to other carriers, focusing on serving the world’s largest telecommunications providers. IDT’s telecommunications infrastructure consists of more than 230 switches and an integrated global network of transmission capacity. IDT also maintains direct relationships with more than 120 foreign and state-owned or state-sanctioned post, telephone and telegraph companies.

IDT Entertainment. IDT Entertainment, IDT’s second largest operating division, operates IDT’s animation and entertainment distribution businesses. IDT Entertainment is in the early stages of production on two proprietary computer-generated, or CG, animated feature films in addition to multiple direct to DVD projects. Through its wholly owned subsidiaries, Anchor Bay Entertainment and Manga Entertainment, IDT Entertainment distributes videos to mass merchants and other retailers. Anchor Bay’s library consists of over 3,500 owned or licensed video titles, including the Thomas the Tank Engine series, the Halloween series, and the Crunch fitness series, and Manga’s library consists of more than 300 titles of “anime,” or Japanese animation. This library provides IDT Entertainment with proprietary rights to future video productions and distribution access to the key mass merchandisers and video retailers such as Wal-Mart, Target, Blockbuster Video, Best Buy and Kmart. Through its wholly owned subsidiary DKP Effects and its majority owned subsidiaries Film Roman and Mainframe Entertainment, IDT Entertainment is engaged in 2D and CG animation and special effects contract work for a variety of producers of feature films, TV, direct-to-video and interactive gaming.

Voice over IP. Net2Phone provides VoIP PacketCable, SIP and wireless solutions around the world. As leaders in enabling telecom service providers and cable operators with turn-key hosted VoIP telephony services, Net2Phone has routed billions of retail VoIP minutes globally, servicing more than 100,000 users in the United States as well as hundreds of thousands more overseas. Net2Phone’s hosted SIP platform provides partners with residential broadband telephony, calling cards, prefix dialing and enterprise services in more than 100 countries. Net2Phone’s PacketCable platform provides cable operators with the ability to deliver a primary line replacement service with guaranteed QoS and features such as E911. Net2Phone is a separate publicly held corporation whose common stock is traded on the NASDAQ National Market under the symbol “NTOP.”

IDT Capital. IDT Capital (formerly known as IDT Menlo Park and, before that, IDT Media) is IDT’s division responsible for developing, growing and, in some cases, operating IDT’s new or innovative business ideas. Currently, IDT Capital consists primarily of IDT’s brochure distribution, radio operations and new technology ventures. CTM Brochure Distribution distributes travel brochures to over 10,000 racks in hotel lobbies and other tourist-related access points. IDT’s Capital owns and operates WMET 1160, an AM radio station serving the Washington, D.C. metropolitan area.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. These risks and uncertainties include, but are certainly not limited to: the sensitivity of our telecommunications businesses, to declining prices; our reliance on success in the pre-paid calling card market; our ability to obtain cost effective termination capacity world wide; our reliance on the financial health of other telecommunication companies that are our customers; the impact of changes to U.S. and foreign regulations; increasing competition in the consumer phone service market; our ability to integrate and manage acquisitions; our ability to effectively develop and produce animated films; our ability to protect our proprietary rights; general economic conditions in the global telecommunications market; the general condition of the economy of the United States and internationally; and any of the other specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to the Company as of the date thereof, and the Company assumes no obligation to update any forward-looking statements or risk factors.

Footnotes

[1]	Columns in tables may not add due to rounding.

Investor Contacts	Media Contact
John Swierk COO, IDT Venture Capital 973-438-4171	Gil Nielsen VP, IDT Corporate Communications 973-438-3553

Mary Jennings Director, Investor Relations 973-438-3124

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended October 31,
	2004	2003
	(In thousands, except per share data)
Revenues	$629,719	$513,055
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	469,937	394,208
Selling, general and administrative	139,851	106,603
Depreciation and amortization	24,379	22,723
Non-cash compensation (all of which is attributable to selling, general and administrative)	4,833	3,591
Restructuring and impairment charges	2,635	4,371

Total costs and expenses	641,635	531,496

Loss from operations	(11,916)	(18,441)
Interest income, net	5,488	6,658
Investment and other income, net	1,344	15,583

(Loss) income before minority interests and income taxes	(5,084)	3,800
Minority interests	(2,683)	(13,035)
Provision for income taxes	(3,966)	(4,731)

Net loss	$(11,733)	$(13,966)

Earnings per share:
Net loss:
Basic	$(0.12)	$(0.17)
Diluted	$(0.12)	$(0.17)
Weighted-average number of shares used in calculation of earnings per share:
Basic	95,208	82,627

Diluted	95,208	82,627

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31, 2004	July 31, 2004
	(Unaudited)
	(in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$144,433	$142,177
Marketable securities	835,132	897,130
Trade accounts receivable, net	198,174	184,125
Other current assets	100,883	106,976

Total current assets	1,278,622	1,330,408
Property, plant and equipment, net	266,798	261,760
Goodwill	92,215	89,534
Licenses and other intangibles, net	28,633	32,928
Investments	100,711	66,870
Restricted cash and marketable securities	20,052	22,620
Other assets	77,530	70,237

Total assets	$1,864,561	$1,874,357

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$135,260	$140,296
Accrued expenses	214,141	213,116
Deferred revenue	130,573	140,755
Capital lease obligations—current portion	17,166	21,793
Other current liabilities	10,319	9,404

Total current liabilities	507,459	525,364
Deferred tax liabilities, net	145,021	145,037
Capital lease obligations—long-term portion	33,567	31,810
Other liabilities	48,341	48,218

Total liabilities	734,388	750,429
Minority interests	132,663	132,695

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000,000; 25,074,860 shares issued at October 31, 2004 and July 31, 2004; 18,845,933 and 19,140,933 shares outstanding at October 31, 2004 and July 31, 2004, respectively	188	192
Class A common stock, $.01 par value; authorized shares—35,000,000; 9,816,988 shares issued and outstanding at October 31, 2004 and July 31, 2004	98	98
Class B common stock, $.01 par value; authorized shares—100,000,000; 69,365,266 and 68,727,201 shares issued at October 31, 2004 and July 31, 2004, respectively; 67,756,976 and 67,118,911 shares outstanding at October 31, 2004 and July 31, 2004, respectively	678	671
Additional paid-in capital	807,828	800,618
Treasury stock, at cost, consisting of 6,228,927 and 5,933,927 shares of common stock and 1,608,290 shares of Class B common stock at October 31, 2004 and July 31, 2004, respectively	(126,243)	(121,969)
Deferred compensation	(10,301)	(13,795)
Accumulated other comprehensive income	31,486	19,909
Retained earnings	293,776	305,509

Total stockholders’ equity	997,510	991,233

Total liabilities and stockholders’ equity	$1,864,561	$1,874,357

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended October 31,
	2004	2003
	(In thousands)
Net cash used in operating activities	$(5,956)	$(8,884)
Investing activities
Capital expenditures	(23,194)	(14,898)
(Issuance) collection of notes receivable	(3,499)	15,481
Investments and acquisitions, net of cash acquired	(27,834)	(13,049)
Sales and maturities of marketable securities	1,482,123	293,536
Purchases of marketable securities	(1,410,076)	(227,241)

Net cash provided by investing activities	17,520	53,829
Financing activities
Proceeds from exercise of stock options	156	9,249
Proceeds from exercise of stock options of Net2Phone	—	1,193
Cash and marketable securities restricted against letters of credit	2,568	(421)
Repayment of capital lease obligations	(5,692)	(6,222)
Distributions to minority shareholders of subsidiaries	(9,175)	(7,250)

Net cash used in financing activities	(12,143)	(3,451)
Effect of exchange rate changes on cash and cash equivalents	2,835	925

Net increase in cash and cash equivalents	2,256	42,419
Cash and cash equivalents, beginning of period	142,177	99,046

Cash and cash equivalents, end of period	$144,433	$141,465

Supplemental schedule of non-cash investing and financing activities
Purchases of property, plant and equipment through capital lease obligations	$2,277	$547

Issuance of Class B common stock for acquisitions	$—	$2,534

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED OCTOBER 31, 2004

(Segment data is shown net of effect of inter-segment transactions)

(In millions)	Total IDT Corporation	Wholesale Telecom	Retail Telecom	IDT Entertainment	Voice Over IP	IDT Solutions	IDT Capital	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$629,719	$129,184	$411,013	$60,413	$18,079	$4,433	$6,597	$

Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization	469,937	116,045	293,181	42,181	9,508	6,414	2,608		—

Selling, general and administrative	139,851	11,982	83,490	10,688	12,954	4,612	5,894		10,231

Depreciation and amortization	24,379	5,571	11,995	2,717	1,894	852	835		515
Non-cash compensation (all of which is attributable to selling, general and administrative)	4,833	438	1,750	243	683	61	209		1,449
Restructuring and impairment charges	2,635	—	—	—	878	1,757	—		—

Total costs and expenses	641,635	134,036	390,416	55,829	25,917	13,696	9,546		12,195

Income (loss) from operations	(11,916)	$(4,852)	$20,597	$4,584	$(7,838)	$(9,263)	$(2,949)		$(12,195)

Interest income, net	5,488

Investment and other income, net	1,344

Loss before minority interests and income taxes	(5,084)
Minority interests	(2,683)
Benefit from income taxes	(3,966)

Net loss	$(11,733)